Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF NTN BUZZTIME, INC. RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering by NTN Buzztime Inc., a Delaware corporation ("we," "us," "our," or the "Company"), to the stockholders of its common stock, par value $0.005 per share, as described in the prospectus dated ________, 2012 (the "Prospectus").  Holders of our common stock as of 5:00 p.m., New York time, on ________, 2012 (the "Record Date") are receiving, at no charge, one non-transferable subscription right for each share of common stock owned as of that date. The total number of shares of our common stock available to all of our stockholders as a group upon exercise of the subscription rights is 16,000,000.

The subscription rights give our stockholders the opportunity to purchase our common stock for $0.25 per share. Each subscription right includes a basic subscription privilege and an over-subscription privilege.  Under the basic subscription privilege, for each share of common stock that you own as of the record date, you will be entitled to purchase [ ] shares of common stock at the subscription price of $0.25 per share.  The over-subscription privilege of each subscription right entitles you, if you have fully exercised your basic subscription privilege, to request to purchase any portion of the shares not purchased by our other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each stockholder exercising their over-subscription privilege in proportion to the number of shares of common stock subscribed for by each such stockholder under their basic subscription privilege relative to the number of shares of common stock subscribed for by all stockholders exercising their over-subscription privilege under their basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of their over-subscription privilege, then such stockholder will be allocated only that number of shares for which such stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you fully exercise your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges. See "The Rights Offering—The Subscription Privileges" of the Prospectus.

You are not required to exercise any or all of your subscription rights.

The certificates representing the shares issued upon exercise of the subscription rights will be sent promptly after the expiration time of the rights offering, which is at 5:00 p.m. Eastern Time on ________, 2012 (the "Expiration Time"), unless the rights offering is extended, and after all pro rata allocations and adjustments have been completed.

You must properly complete the enclosed rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent, Broadridge Corporate Issuer Solutions Inc., before the Expiration Time, unless it is extended. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.

The subscription rights will expire after the Expiration Time, and the subscription rights will have no value and any attempt to exercise a subscription right after the Expiration Time will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents or payment for the subscription price relating to your exercise after the Expiration Time, regardless of when you transmitted the documents or payment.  See "The Rights Offering—Expiration of the Rights Offering and Extensions and Termination" in the Prospectus.

If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease because shares will be purchased by other stockholders in the rights offering or the backstop purchaser (as defined in the Prospectus) may purchase shares pursuant to its backstop commitment.  Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription privilege and over-subscription privilege in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading "Risk Factors—Risks Related to the Rights Offering," in the Prospectus.

If you have any questions concerning the rights offering, please contact the subscription agent, Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, PA 19103, by telephone at (855) 627 5089 (toll-free) or by email at shareholder@broadridge.com.

YOUR RIGHTS CERTIFICATES AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE, PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF THE RIGHTS OFFERING IS EXTENDED BY OUR BOARD OF DIRECTORS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise your subscription rights, complete your subscription rights certificate and send the properly completed and executed subscription rights certificate evidencing such subscription rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege plus the full subscription price for any unsubscribed shares you elect to subscribe for pursuant to the over-subscription privilege, to the subscription agent, on or prior to the Expiration Time. Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in United States dollars for the full number of shares of common stock being subscribed for, by cashier’s or certified check drawn upon a United States bank payable to "Broadridge Corporate Issuer Solutions, as Subscription Agent for NTN Buzztime, Inc.", by mail, by overnight courier or by hand to the address below:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Subscription Department
1717 Arch Street, Suite 1300
Philadelphia, PA 19103

Telephone Number for Information:
1-855-627-5089 (toll free)

Delivery to an address or by a method other than those above will not constitute valid delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the subscription rights certificate on your behalf.

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the subscription price, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of common stock, the excess subscription payment received by the subscription agent will be returned to you by mail, without interest or deduction, promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Brokers, custodian banks and other nominee holders of subscription rights who exercise the basic subscription privilege and the over-subscription privilege on behalf of beneficial owners of subscription rights will be required to certify to the subscription agent and the Company, in connection with the exercise of the over-subscription privilege, as to the aggregate number of subscription rights that have been exercised pursuant to the basic subscription privilege and the number of shares of common stock that are being subscribed for pursuant to the over-subscription privilege, by each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting.

We can provide no assurances that each stockholder will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of its over-subscription privilege in full at the expiration of the rights offering.  We will not be able to satisfy a stockholder’s exercise of the over-subscription privilege if all of the stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to a stockholder pursuant to the over-subscription privilege is less than the amount the stockholder actually paid in connection with the exercise of the over-subscription privilege, the stockholder will be allocated only the number of unsubscribed shares available to it, and the stockholder’s excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount the stockholder actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to the stockholder pursuant to the over-subscription privilege, such stockholder will be allocated the number of unsubscribed shares for which it actually paid in connection with the over-subscription privilege. See "The Rights Offering—Subscription Privileges" in the Prospectus.

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your rights certificate, unless you provide instructions to the contrary in your rights certificate.

(a) Basic Subscription Privilege. Promptly following the Expiration Time and the valid exercise of the subscription rights, the subscription agent will mail to each exercising subscription rights holder certificates representing shares of common stock purchased pursuant to the basic subscription privilege.

(b) Over-Subscription Privilege. Promptly following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, the subscription agent will mail to each subscription rights holder that validly exercises the over-subscription privilege certificates representing the number of shares of common stock, if any, allocated to such subscription rights holder pursuant to the over-subscription privilege.

(c) Excess Cash Payments. Promptly following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the subscription price the subscription agent will be mailed to each subscription rights holder, without interest or penalty.

3.	No Sale or Transfer of Rights.

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE Amex or any other stock exchange or trading market

4.	Execution.

(a) Execution by Registered Holder. The signature on the rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the rights certificate without any alteration or change whatsoever. Persons who sign the rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the rights certificate is executed by a person other than the holder named on the face of the rights certificate, proper evidence of authority of the person executing the rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the subscription rights holder.

6.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of rights that are held of record through The Depository Trust Company ("DTC"), exercises of the basic subscription privilege and of the over-subscription privilege may be effected by instructing DTC to transfer the subscription rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised subscribed for pursuant to the basic subscription privilege and the number of unsubscribed shares subscribed for pursuant to the over-subscription privilege by each beneficial owner of the subscription rights on whose behalf such nominee is acting, and payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege.